Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jeff Bodzewski
312-729-4270
jbodzewski@golinharris.com
Marlene Wechselblatt
212-373-6037
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS SECOND QUARTER RESULTS

Net Income Increases 23.1%

CHICAGO, IL – JULY 26, 2004 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications and navigation products, today announced results for its second quarter ended June 30, 2004, including an increase in net income to $501,000, a 23.1 percent increase from $407,000 in the second quarter of 2003. Additionally, Cobra maintained its strong financial position, concluding its third consecutive quarter with no interest-bearing debt.

For the quarter, Cobra reported net sales of $25.2 million, a decline of 5.3 percent from $26.6 million in the second quarter of the prior year. Gross margin for the second quarter was 27.1 percent, compared to 29.1 percent in the second quarter of 2003. Selling, general and administrative expenses were $6.1 million, a decline from $7.1 million in the second quarter of 2003, and a decline as a percentage of net sales to 24.0 percent from 26.5 percent in the prior year. Earnings per fully diluted share increased to $.08 from $.06 in the second quarter of 2003. Included in earnings were after-tax adjustments of $376,000 to reserves for customer programs that were curtailed or were unnecessary due to strong product sell-through.

“We are pleased to be able to report to our shareholders an increase in net income for this quarter,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Although sales and gross margins declined, Cobra maintained stringent controls over selling, general and administrative expenses, resulting in improved financial performance.”

Cobra Second Quarter Results –  2

Mr. Bazet added that second quarter sales suffered from delays in the introduction of its newest GPS product, the GPS 1000 DLX. “Cobra anticipated shipping the GPS 1000 in the second quarter of this year. However, our final quality reviews identified some concerns that would have prevented consumers from fully utilizing the features of this product and elected to delay introduction until those could be resolved and the product met Cobra’s quality standards. This product is now in production and will ship to our customers within the next two weeks. Our other handheld GPS products, although benefiting from increased distribution in this quarter, had lower sales than in the prior year’s quarter, during which the initial load-in of product took place. We expect that the introduction of the GPS 1000, our first handheld mapping product, will benefit the entire line by broadening the appeal to both retailers and consumers, resulting in additional placement and sales.” In reviewing the performance of Cobra’s other product lines, Mr. Bazet noted that sales of radar detectors and Citizens Band radios were particularly strong due to strengthened distribution, while the two-way radio business was adversely affected by both price and unit declines. “The two-way radio business remains intensely competitive; nevertheless Cobra has sustained and built upon its strong market position in this category. We introduced in this past quarter a new line of radar detectors that have attracted additional distribution and further increased Cobra’s share of this market. Citizens Band radio sales also benefited from the support of strong distribution partners. Additionally, we had some success in this quarter in establishing additional distribution for our marine products and, although the market penetration remains less than we had hoped, we anticipate further success as we expand the line and gain momentum. We recently launched our line of marine radios in Europe and anticipate expanded distribution over the next several months.”

Mr. Bazet also addressed the decline in gross margins for the quarter, noting “As we introduced our new lines of both two-way radios and radar detectors in the second quarter, we moved aggressively to sell older models and make way for the newer products. In some cases, this led to substantially lower margins than we would expect under normal selling circumstances.”

On a year-to-date basis, net sales have increased by 1.5 percent, to $47.9 million from $47.2 million for the first six months of 2003. The company’s net loss for the first six months of 2004 improved to $41,000 as compared to a loss of $46,000 for the same period of 2003. The loss per fully diluted share was $.01 for both six-month periods.

Cobra maintained its strong balance sheet position during the second quarter. The company had no interest-bearing debt as of June 30, 2004, the same position as one year earlier, and $9.1 million in cash, as compared to $2.7 million one year earlier. Inventory decreased to $19.5 million from $24.2 million the prior year. Accounts receivable at the end of the quarter decreased to $13.6 million from $16.6 million as a result of shorter terms and fewer days sales outstanding. Net book value per share on June 30, 2004 increased to $8.95 from $8.76 one year ago.

Mr. Bazet also provided the company’s outlook for the third quarter of 2004 and reaffirmed the guidance provided previously for the year. “We believe that Cobra will achieve both higher revenues and earnings in 2004 than in 2003 as new product categories and channels of distribution contribute strongly to sales and earnings. Supporting this guidance is our outlook for the third quarter, which is forecasted to have sales and earnings somewhat higher than in the third quarter of 2003. We remain enthusiastic regarding the prospects for handheld GPS and our mobile navigation systems. As noted previously, we anticipate shipping the GPS 1000 in the

Cobra Second Quarter Results –  3

next few weeks. Our mobile navigation product, the NavOneTM 3000, is in production and will ship in the third quarter; pilot run versions of this product have been demonstrated over the past few weeks to a number of key customers and have received an enthusiastic reception. Among our other categories, radar detection and Citizens Band radio are showing strength, as well, and are expected to contribute to a strong year.”

Cobra will be conducting a conference call on July 26, 2004 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results –  4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net sales	$25,186	$26,622	$47,853	$47,177
Cost of sales	18,351	18,866	35,877	34,306

Gross profit	6,835	7,756	11,976	12,871
Selling, general and administrative expenses	6,057	7,057	11,976	12,868

Operating income (loss)	778	699	0	3
Other income (expense):
Interest expense	(25)	(30)	(54)	(60)
Other, net	33	10	(11)	(24)

Income (loss) before taxes	786	679	(65)	(81)
Tax provision (benefit)	285	272	(24)	(35)

Net income (loss)	$501	$407	$(41)	$(46)

Net income (loss) per common share:
Basic	$0.08	$0.06	$(0.01)	$(0.01)
Diluted	$0.08	$0.06	$(0.01)	$(0.01)

Weighted average shares outstanding:
Basic	6,445	6,420	6,434	6,420
Diluted	6,625	6,487	6,628	6,483

Cobra Second Quarter Results –  5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
ASSETS:

Current assets:
Cash	$9,052	$4,736	$2,684
Accounts receivable, net	13,644	22,437	16,574
Inventories, net	19,479	20,668	24,187
Other current assets	9,374	8,550	11,235

Total current assets	51,549	56,391	54,680

Net property, plant and equipment	6,618	6,707	6,771

Total other assets	15,931	13,135	11,551

Total assets	$74,098	$76,233	$73,002

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$3,501	$3,073	$5,817
Accrued liabilities	3,603	6,932	3,560

Total current liabilities	7,104	10,005	9,377

Non-current liabilities:
Deferred taxes	3,836	3,836	3,673
Deferred compensation	5,012	4,556	4,132
Other long-term liabilities	466	135	0

Total non-current liabilities	9,314	8,527	7,805

Total shareholders’ equity	57,680	57,701	55,820

Total liabilities and shareholders’ equity	$74,098	$76,233	$73,002